Exhibit 10.1

SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease (this “Amendment”) is entered into as of the 27th day of March, 2006 by and between HUB PROPERTIES TRUST, a Maryland real estate investment trust (“Landlord”), and SUNSET DIRECT, INC., an Idaho corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, the State of Wisconsin Investment Board (“Original Lessor”) and Sunset Direct, Inc., a Texas corporation (“Original Lessee”) entered into that certain Office Lease dated January 6, 1997, as amended by a First Amendment to Lease dated August 30, 1997 (as so amended, the “Indenture”) for certain premises located at Atrium Office Centre, 8701 North Mopac, Austin, Texas; and

WHEREAS, Harvard Property (Atrium) L.P. (“Harvard”) succeeded to the interest of Original Lessor under the Indenture and with Original Lessee entered into a Second Amendment to Lease dated May 8, 1998 and a Third Amendment to Lease effective as of October 1, 2002 (the Indenture as so amended, the “Original Lease”); and

WHEREAS, Landlord succeeded to the interest of Original Lessor under the Original Lease and with Original Lessee entered into a Fourth Amendment to Lease (the “Fourth Amendment”) as of July 1, 2002; and

WHEREAS, Tenant succeeded to the interest of Original Lessee under the Original Lease as amended by the Fourth Amendment and with Landlord entered into a Fifth Amendment to Lease (the “Fifth Amendment”) as of June 1, 2005 (the Original Lease as amended by the Fourth Amendment and the Fifth Amendment hereinafter the “Lease”); and

WHEREAS, Landlord and Tenant desire to amend the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Capitalized terms used herein without definition shall have the meanings asserted by the Lease.

2. Premises. Effective as of March 31, 2006 the Premises shall be expanded to include an area (“Suite 450”) consisting of approximately 7,623 rentable square feet, shown on Exhibit 1 attached hereto.

3. Base Rent. Base Rent shall be increased as follows, commencing on the earlier to occur of (i) the date on which Tenant shall take possession of Suite 450 for any purpose other than performance of improvements thereto, including installation of Tenant’s furniture, fixtures and equipment including its work stations, wiring and cabling or (ii) June 15, 2006 (such earlier date being the “New Rent Start Date”):

Year 1	$57,172.50
Year 2	$60,984.00
Year 3	$64,795.50 per annum

Year 1 shall be the period from the New Rent Start Date through the day preceding the first anniversary of the New Rent Start Date and Year 2 shall be the following one year period and Year 3 shall be the period from the second anniversary of the New Rent Start Date through June 30, 2009. If the New Rent Start Date occurs on a day other than the first day of a calendar month, the additional Base Rent for such month (and for each anniversary thereof) shall be pro-rated to account for both rental rates applicable during such months.

4. Tenant’s Share. Effective as of the New Rent Start Date, Tenant’s Share shall increase to 44.73%.

5. Improvement Allowance. Tenant shall accept the Premises in as-is condition as of the date hereof. Landlord shall provide Tenant with a contribution to be used to reimburse Tenant for the cost of any work (the “Work”) which Tenant shall perform to the Premises on or before December 31, 2006, following approval by Landlord of plans therefor. Within thirty (30) days following receipt by Landlord of paid invoices for the Work from Tenant’s contractor(s) and lien waivers from such contractors, and provided all of the Work for which such Improvement Allowance may be applied shall have been completed in accordance with the Lease and Tenant shall have obtained and delivered to Landlord any certificate of occupancy or other governmental permit or approval necessary for occupancy of the Premises or any part thereof as a result of the performance of the Work and there shall then exist no default of Tenant, Landlord shall remit to Tenant that amount (the “Improvement Allowance”) being the lesser of the cost of the Work shown by such invoices or $53,361.00; provided, however, that any portion of the Improvement Allowance for which Tenant has not made requisition by December 31, 2006 shall be forfeited. Landlord shall, on or about the date of payment of the Improvement Allowance, provide initial air temperature and volume balancing of the air-conditioning equipment serving Suite 450. Landlord hereby gives Tenant approval to perform the work described in the space plan attached hereto. Tenant shall cause such work to be performed in compliance with the Lease by a contractor selected by Tenant but subject to approval of Landlord, which approval shall not be unreasonably withheld.

6. Brokers. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Amendment other than CB Richard Ellis and Bluestone Partners (collectively, the “Brokers”), and in the event of any brokerage claims or liens against Landlord or the Building predicated upon or arising out of prior dealings of Tenant other than with the Brokers, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord shall pay the Brokers any fee or commission owed to them by reason hereof pursuant to one or more separate agreements.

7. Exculpation. Tenant acknowledges that the Declaration of Trust of Hub Properties Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

8. Ratification. The Lease as amended hereby is ratified and confirmed.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date above first written.

LANDLORD:

HUB PROPERTIES TRUST

By:	\s\ Jennifer B. Clark
Name:	Jennifer B. Clark
Title:	Senior Vice President

TENANT:

SUNSET DIRECT, INC.

By:	\s\ Jeffrey McElroy
Name:	Jeffrey McElroy
Title:	Vice President of Finance

The undersigned hereby consents to the foregoing and agrees that all references to the Lease in that certain Guaranty dated June 1, 2005 shall mean the Lease as defined above and as amended by the foregoing Amendment.

Rainmaker Systems, Inc.

By:	\s\ Steve Valenzuela
Name:	Steve Valenzuela
Title:	CFO